Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Dollar Tree, Inc.:

We have audited the accompanying consolidated balance sheets of Dollar Tree, Inc. (the Company) as of January 30, 2016 and January 31, 2015, and the related consolidated income statements, and statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 30, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 30, 2016 and January 31, 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended January 30, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 30, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 28, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Norfolk, Virginia

March 28, 2016 (except for Note 13 as to which the date is May 5, 2016)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Dollar Tree, Inc.:

We have audited Dollar Tree Inc.’s (the Company) internal control over financial reporting as of January 30, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 30, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

The Company acquired Family Dollar Stores, Inc. (“Family Dollar”) during 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of January 30, 2016, Family Dollar’s internal control over financial reporting associated with total assets of $12,429.2 million and total revenues of $6,162.0 million included in the consolidated financial statements of the Company as of and for the year ended January 30, 2016.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Family Dollar.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of January 30, 2016, and January 31, 2015, and the related consolidated income statements, and statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 30, 2016, and our report dated March 28, 2016 (except for Note 13 as to which the date is May 5, 2016) expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Norfolk, Virginia

March 28, 2016

DOLLAR TREE, INC.

CONSOLIDATED INCOME STATEMENTS

	Year Ended
	January 30,	January 31,	February 1,
(in millions, except per share data)	2016	2015	2014
Net sales	$15,498.4	$8,602.2	$7,840.3
Cost of sales	10,841.7	5,568.2	5,050.5
Gross profit	4,656.7	3,034.0	2,789.8
Selling, general and administrative expenses	3,607.0	1,993.8	1,819.5
Operating income	1,049.7	1,040.2	970.3
Interest expense, net	599.4	80.1	15.4
Other expense, net	2.1	5.9	0.6
Income before income taxes	448.2	954.2	954.3
Provision for income taxes	165.8	355.0	357.6
Net income	$282.4	$599.2	$596.7
Basic net income per share	$1.27	$2.91	$2.74
Diluted net income per share	$1.26	$2.90	$2.72

See accompanying Notes to Consolidated Financial Statements

DOLLAR TREE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
	January 30,	January 31,	February 1,
(in millions)	2016	2015	2014
Net income	$282.4	$599.2	$596.7

Foreign currency translation adjustments	(9.0)	(17.2)	(15.4)

Total comprehensive income	$273.4	$582.0	$581.3

See accompanying Notes to Consolidated Financial Statements

DOLLAR TREE, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)	January 30, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$736.1	$864.1
Short-term investments	4.0	—
Merchandise inventories, net	2,885.5	1,035.7
Current deferred tax assets, net	—	28.3
Other current assets	310.3	66.5
Total current assets	3,935.9	1,994.6
Property, plant and equipment, net	3,125.5	1,210.5
Assets available for sale	12.1	—
Goodwill	5,021.7	164.6
Deferred tax assets, net	—	30.6
Favorable lease rights, net	569.4	0.3
Tradename intangible asset	3,100.0	—
Other intangible assets, net	5.8	1.2
Other assets	130.8	90.9
Total assets	$15,901.2	$3,492.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$108.0	$—
Accounts payable	1,251.9	433.6
Other current liabilities	722.6	385.3
Income taxes payable	12.9	42.7
Total current liabilities	2,095.4	861.6
Long-term debt, net, excluding current portion	7,238.4	682.7
Unfavorable lease rights, net	149.3	—
Deferred tax liabilities, net	1,586.6	—
Income taxes payable, long-term	71.4	6.5
Other liabilities	353.2	156.9
Total liabilities	11,494.3	1,707.7
Commitments and contingencies
Shareholders’ equity:
Common stock, par value $0.01; 600,000,000 shares authorized, 234,968,078 and 205,683,113 shares issued and outstanding at January 30, 2016 and January 31, 2015, respectively	2.4	2.1
Additional paid-in capital	2,391.2	43.0
Accumulated other comprehensive loss	(43.1)	(34.1)
Retained earnings	2,056.4	1,774.0
Total shareholders’ equity	4,406.9	1,785.0
Total liabilities and shareholders’ equity	$15,901.2	$3,492.7

See accompanying Notes to Consolidated Financial Statements

DOLLAR TREE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED JANUARY 30, 2016, JANUARY 31, 2015, AND FEBRUARY 1, 2014

(in millions)	Common Stock Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Shareholders’ Equity
Balance at February 2, 2013	224.6	$2.2	$0.3	$(1.5)	$1,666.3	$1,667.3
Net income	—	—	—	—	596.7	596.7
Total other comprehensive loss	—	—	—	(15.4)	—	(15.4)
Issuance of stock under Employee Stock Purchase Plan	0.1	—	4.8	—	—	4.8
Exercise of stock options, including income tax benefit of $1.6	0.1	—	3.7	—	—	3.7
Repurchase and retirement of shares	(17.4)	(0.1)	(23.8)	—	(1,088.2)	(1,112.1)
Stock-based compensation, net, including income tax benefit of $8.2	0.7	—	25.7	—	—	25.7
Balance at February 1, 2014	208.1	2.1	10.7	(16.9)	1,174.8	1,170.7
Net income	—	—	—	—	599.2	599.2
Total other comprehensive loss	—	—	—	(17.2)	—	(17.2)
Issuance of stock under Employee Stock Purchase Plan	0.1	—	4.7	—	—	4.7
Exercise of stock options, including income tax benefit of $1.4	0.1	—	2.1	—	—	2.1
Repurchase and retirement of shares	(3.1)	—	—	—	—	—
Stock-based compensation, net, including income tax benefit of $3.1	0.5	—	25.5	—	—	25.5
Balance at January 31, 2015	205.7	2.1	43.0	(34.1)	1,774.0	1,785.0
Net income	—	—	—	—	282.4	282.4
Total other comprehensive loss	—	—	—	(9.0)	—	(9.0)
Acquisition of Family Dollar	28.5	0.3	2,289.8	—	—	2,290.1
Issuance of stock under Employee Stock Purchase Plan	0.1	—	5.1	—	—	5.1
Exercise of stock options, including income tax benefit of $0.7	0.3	—	9.5	—	—	9.5
Stock-based compensation, net, including income tax benefit of $12.1	0.4	—	43.8	—	—	43.8
Balance at January 30, 2016	235.0	$2.4	$2,391.2	$(43.1)	$2,056.4	$4,406.9

See accompanying Notes to Consolidated Financial Statements

DOLLAR TREE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	January 30,	January 31,	February 1,
(in millions)	2016	2015	2014
Cash flows from operating activities:
Net income	$282.4	$599.2	$596.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	487.6	205.9	190.5
Provision for deferred income taxes	25.6	(18.1)	6.7
Stock-based compensation expense	53.2	38.3	37.0
Amortization of debt discount and debt issuance costs	64.7	—	—
Other non-cash adjustments to net income	7.7	4.3	4.6
Changes in assets and liabilities increasing (decreasing) cash and cash equivalents:
Merchandise inventories	(87.8)	(6.0)	(67.7)
Prepaids and other current assets	(63.5)	(12.2)	26.1
Accounts payable	183.9	41.9	46.9
Income taxes payable	3.1	(4.6)	(32.3)
Other current liabilities	(164.1)	87.5	(2.9)
Other liabilities	(11.9)	(9.4)	(11.5)
Net cash provided by operating activities	780.9	926.8	794.1
Cash flows from investing activities:
Capital expenditures	(480.5)	(325.6)	(330.1)
Acquisition of Family Dollar, net of common stock issued, equity compensation and cash acquired	(6,527.7)	—	—
Purchase of restricted cash and investments	(23.7)	(6.8)	(8.8)
Proceeds from sale of restricted investments	53.0	15.8	15.0
Proceeds from (payments for) fixed asset disposition	0.5	1.6	(0.8)
Acquisition of favorable lease rights	—	—	(0.3)
Net cash used in investing activities	(6,978.4)	(315.0)	(325.0)
Cash flows from financing activities:
Principal payments for long-term debt	(5,926.7)	(12.8)	(271.5)
Proceeds from long-term debt, net of discount	12,130.2	—	770.0
Debt-issuance costs	(159.8)	(11.8)	—
Payments for share repurchases	—	—	(1,112.1)
Proceeds from stock issued pursuant to stock-based compensation plans	13.9	5.5	6.0
Tax benefit of exercises/vesting of equity-based compensation	12.8	4.5	9.8
Net cash provided by (used in) financing activities	6,070.4	(14.6)	(597.8)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	(0.8)	(3.5)
Net increase (decrease) in cash and cash equivalents	(128.0)	596.4	(132.2)
Cash and cash equivalents at beginning of year	864.1	267.7	399.9
Cash and cash equivalents at end of year	$736.1	$864.1	$267.7
Supplemental disclosure of cash flow information:
Cash paid for:
Interest, net of amounts capitalized	$487.0	$33.9	$14.5
Income taxes	$138.4	$372.3	$373.2
Non-cash transactions:
Accrued capital expenditures	$72.4	$19.7	$12.0
Acquisition cost paid in common stock and equity compensation	$2,290.1	$—	$—

See accompanying Notes to Consolidated Financial Statements

DOLLAR TREE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Dollar Tree, Inc. (the “Company”) is a leading operator of discount retail stores in the United States and Canada.  Below are those accounting policies considered by the Company to be significant.

Acquisition

On July 6, 2015, the Company acquired Family Dollar Stores, Inc. (“Family Dollar”) for cash consideration of $6.8 billion and the issuance of 28.5 million shares of the Company’s common stock valued at $2.3 billion based on the closing price of the Company’s common stock on July 2, 2015 (the “Acquisition”).  The results of operations of Family Dollar are included in the Company’s results of operations beginning on July 6, 2015.

Principles of Consolidation

The consolidated financial statements include the financial statements of Dollar Tree, Inc., and its wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Segment Information

At January 30, 2016, the Company operates more than 13,800 discount retail stores in 48 states and five Canadian provinces.  The Company’s operations are conducted in two reporting business segments:  Dollar Tree and Family Dollar.  The Company defines its segments as those operations whose results its chief operating decision maker (“CODM”) regularly reviews to analyze performance and allocate resources.  The results of operations of Family Dollar are included in the Company’s results of operations beginning on July 6, 2015.

The Dollar Tree segment is the leading operator of discount variety stores offering merchandise at the fixed price of $1.00.  The Dollar Tree segment includes the Company’s operations under the “Dollar Tree,” “Dollar Tree Canada,” “Deals” and “Dollar Tree Deals” brands, ten distribution centers in the United States, two distribution centers in Canada and a Store Support Center in Chesapeake, Virginia.

The Family Dollar segment operates a chain of general merchandise discount retail stores providing consumers with a selection of competitively priced merchandise in convenient neighborhood stores.  The Family Dollar segment consists of the Company’s operations under the “Family Dollar” brand, eleven distribution centers and a Store Support Center in Matthews, North Carolina.

Foreign Currency

The functional currencies of certain of the Company’s international subsidiaries are the local currencies of the countries in which the subsidiaries are located.  Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the consolidated balance sheet date.  Results of operations and cash flows are translated using the average exchange rates throughout the period.  The effect of exchange rate fluctuations on translation of assets and liabilities is included as a component of shareholders’ equity in accumulated other comprehensive loss.  Gains and losses from foreign currency transactions, which are included in “Other expense, net” have not been significant.

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to January 31.  Any reference herein to “2015” or “Fiscal 2015,” “2014” or “Fiscal 2014,” and “2013” or “Fiscal 2013,” relates to as of or for the years ended January 30, 2016, January 31, 2015, and February 1, 2014, respectively.  Each fiscal year included 52 weeks.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Purchase Price Allocation

Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions, which are inherently uncertain.  Many of the estimates and assumptions used to determine fair values, such as those used for intangible assets, are made based on forecasted information and discount rates.  In addition, the judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations.  To assist in the purchase price allocation for the Acquisition, the Company engaged a third-party appraisal firm.  See Note 2 for more information regarding the Acquisition.

During 2015, the Company adopted Accounting Standards Update (“ASU”) No. 2015-16, “Business Combinations (Topic 805).”  This update requires that an acquirer in a business combination recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined.  The effect on earnings of any changes in the provisional amounts must be calculated as if they occurred as of the acquisition date.  The update also requires the acquirer to disclose the portion of the effect on earnings that would have been recorded in previous reporting periods if the adjustments to the provisional amounts had been recognized as of the acquisition date.  This update must be adopted prospectively and may be early adopted for financial statements that had not been issued before the update’s issuance date.  The adoption of the update did not have a material effect on the consolidated income statements.

Cash and Cash Equivalents

Cash and cash equivalents at January 30, 2016 and January 31, 2015 includes $462.9 million and $788.6 million, respectively, of investments primarily in money market securities which are valued at cost, which approximates fair value.  For purposes of the consolidated statements of cash flows, the Company considers all highly-liquid debt instruments with original maturities of 3 months or less to be cash equivalents.  The majority of payments due from financial institutions for the settlement of debit card and credit card transactions process within 3 business days, and therefore are classified as cash and cash equivalents.

Merchandise Inventories

Merchandise inventories at the Company’s distribution centers are stated at the lower of cost or market, determined on a weighted-average cost basis.  Cost is assigned to store inventories using the retail inventory method on a weighted-average basis.  Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are computed by applying a calculated cost-to-retail ratio to the retail value of inventories.

Costs directly associated with warehousing and distribution are capitalized as merchandise inventories.  Total warehousing and distribution costs capitalized into inventory amounted to $114.0 million and $44.3 million at January 30, 2016 and January 31, 2015, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

Buildings	39 to 40 years
Furniture, fixtures and equipment	3 to 15 years

Leasehold improvements and assets held under capital leases are amortized over the estimated useful lives of the respective assets or the committed terms of the related leases, whichever is shorter.  Amortization is included in “Selling, general and administrative expenses” in the accompanying consolidated income statements.

Costs incurred related to software developed for internal use are capitalized and amortized, generally over three years.

Capitalized Interest

The Company capitalizes interest on borrowed funds during the construction of certain property and equipment.  The Company capitalized $1.3 million of interest costs in the year ended January 30, 2016.  No interest costs were capitalized in the years ended January 31, 2015 and February 1, 2014.

Goodwill and Nonamortizing Intangible Assets

Goodwill and nonamortizing intangible assets are not amortized, but rather tested for impairment at least annually.  In addition, goodwill and nonamortizing intangible assets will be tested on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred.  The Company performed its annual impairment testing in November 2015 and determined that no impairment existed.

Other Assets, Net

Other assets, net consists primarily of restricted investments and deferred compensation plan assets.  Restricted investments were $82.0 million and $78.9 million at January 30, 2016 and January 31, 2015, respectively and were purchased to collateralize long-term insurance obligations.  These investments are primarily in tax-exempt money market funds that invest in short-term municipal obligations.  These investments are classified as available-for-sale and are recorded at fair value, which approximates cost.  Deferred compensation plan assets were $21.1 million and $5.5 million at January 30, 2016 and January 31, 2015, respectively, and are recorded at fair value.

Deferred Financing Costs

During 2015, the Company adopted ASU No. 2015-03, “Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.”  Previously, debt issuance costs were recorded as assets on the balance sheet.  This update requires that debt issuance costs related to a debt liability be presented on the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts.  This update does not change the recognition and measurement of debt issuance costs.  The update has been adopted retrospectively for all periods presented in the accompanying consolidated balance sheets.  The reclassification of debt issuance costs resulted in reductions in “Other assets, net” and “Long-term debt, net, excluding current portion” of $74.3 million as of January 31, 2015.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company reviews its long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets based on discounted cash flows or other readily available evidence of fair value, if any.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  In fiscal 2015, 2014 and 2013, the Company recorded charges of $1.6 million, $1.5 million and $0.5 million, respectively, to write down certain assets.  These charges are recorded as a component of “Selling, general and administrative expenses” in the accompanying consolidated income statements.

Financial Instruments

The Company utilizes derivative financial instruments to reduce its exposure to market risks from changes in interest rates and diesel fuel costs.  By entering into receive-variable, pay-fixed interest rate and diesel fuel swaps, the Company limits its exposure to changes in variable interest rates and diesel fuel prices.  The Company is exposed to credit-related losses in the event of non-performance by the counterparty to these instruments but minimizes this risk by entering into transactions with high quality counterparties.  Interest rate or diesel fuel cost differentials paid or received on the swaps are recognized as adjustments to interest in the period earned or incurred.  The Company formally documents all hedging relationships, if applicable, and assesses hedge effectiveness both at inception and on an ongoing basis.

Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.  As a basis for considering such assumptions, a fair value hierarchy has been established that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).  The three levels of the fair value hierarchy are as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and

Level 3 - Unobservable inputs in which there is little or no market data which require the reporting entity to develop its own assumptions.

As required, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The following table sets forth the Company’s financial assets and liabilities that are accounted for at fair value on a recurring basis:

(in millions)	January 30, 2016	January 31, 2015
Level 1
Restricted investments	$82.0	$78.9
Short-term investments	4.0	—
Long-term debt - secured senior notes and acquisition notes	3,754.6	—
Level 2
Diesel fuel swap liabilities	0.8	5.7
Long-term debt - term loans	3,886.1	—
Level 3
Long-term debt - senior notes	—	700.9

The Company’s cash and cash equivalents are valued at cost, which approximates fair value, due to the short-term maturities of these instruments.

The fair values of the diesel fuel swaps were estimated using discounted cash flow calculations based upon forward interest-rate yield and diesel cost curves.  The curves were obtained from independent pricing services reflecting broker market quotes.

The fair value of the Company’s secured senior notes and acquisition notes at January 30, 2016 was determined using Level 1 inputs as quoted prices in active markets for identical assets or liabilities are available.  The fair value of the Company’s term loans at January 30, 2016 was determined using Level 2 inputs as quoted prices are readily available from pricing services, but the prices are not published.  The fair value of the Company’s senior notes at January 31, 2015 was determined through the use of a discounted cash flow analysis using Level 3 inputs as there were no quoted prices in active markets for this debt.  The discount rate used in the analysis was based on borrowing rates available to the Company for debt of the same remaining maturities, issued in the same private placement debt market.  The carrying value of the Company’s Revolving Credit Agreement at January 30, 2016 and the Company’s Unsecured Credit Agreement at January 31, 2015, approximated their fair values because the interest rates vary with market interest rates.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment).  The Company recorded impairment charges of $1.6 million, $1.5 million, and $0.5 million in fiscal 2015, 2014 and 2013, respectively, to reduce certain store assets to their estimated fair values.  The fair values were determined based on the income approach, in which the Company utilized internal cash flow projections over the life of the underlying lease agreements discounted based on a risk-free rate of return.  These measures of fair value, and related inputs, are considered a Level 3 approach under the fair value hierarchy.  There were no other changes related to Level 3 assets.

Lease Accounting

The Company generally leases its retail locations under operating leases.  The Company recognizes minimum rent expense beginning when possession of the property is taken from the landlord, which normally includes a construction period prior to store opening.  When a lease contains a predetermined fixed escalation of the minimum rent, the Company recognizes the related rent expense on a straight-line basis and records the difference between the recognized rental expense and the amounts payable under the lease as deferred rent.  The Company also receives tenant allowances, which are recorded in deferred rent and are amortized as reductions of rent expense over the terms of the leases.

Revenue Recognition

The Company recognizes sales revenue at the time a sale is made to its customer.

Taxes Collected

The Company reports taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions (i.e., sales tax) on a net (excluded from revenue) basis.

Cost of Sales

The Company includes the cost of merchandise, warehousing and distribution costs, and certain occupancy costs in cost of sales.

Vendor Allowances

The Company receives vendor support in the form of cash payments or allowances through a variety of reimbursements such as purchase discounts, cooperative advertising, markdowns, scandowns and volume rebates.  The Company has agreements with vendors setting forth the specific conditions for each allowance or payment.  The Company either recognizes the allowance as a reduction of current costs or defers the payment over the period the related merchandise is sold.  If the payment is a reimbursement for costs incurred, it is offset against those related costs; otherwise, it is treated as a reduction to the cost of merchandise.

Pre-Opening Costs

The Company expenses pre-opening costs for new, expanded, relocated and rebannered stores, as incurred.

Advertising Costs

The Company expenses advertising costs as they are incurred and they are included in “Selling, general and administrative expenses” on the accompanying consolidated income statements.  Advertising costs, net of co-op recoveries from vendors, approximated $32.5 million, $18.1 million and $14.9 million for the years ended January 30, 2016, January 31, 2015, and February 1, 2014, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

The Company recognizes a financial statement benefit for a tax position if it determines that it is more likely than not that the position will be sustained upon examination.

The Company includes interest and penalties in the provision for income tax expense and income taxes payable.  The Company does not provide for any penalties associated with tax contingencies unless they are considered probable of assessment.

During 2015, the Company adopted ASU No. 2015-17, “Income Taxes (Topic 740).”  This update requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet.  The requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in the update.  The update has been adopted prospectively to all deferred tax liabilities and assets and prior periods have not been retrospectively adjusted.

Stock-Based Compensation

The Company recognizes expense for all share-based payments to employees based on their fair values.  Total stock-based compensation expense for 2015, 2014 and 2013 was $52.3 million, $37.4 million and $36.2 million, respectively.

The Company recognizes expense related to the fair value of restricted stock units (RSUs) and stock options over the requisite service period on a straight-line basis or a shorter period based on the retirement eligibility of the grantee.  The fair value is determined using the closing price of the Company’s common stock on the date of grant.

During 2015, the Company adopted Accounting Standards Update No. 2014-12, “Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period.”  This update provides explicit accounting treatment with respect to share-based awards with specific performance targets for employees who are eligible to vest in the award regardless of whether the employee is rendering service on the date the performance target is achieved.  This update has been adopted by the Company on a prospective basis for all awards granted or modified on or after February 1, 2015.  There was no impact upon the adoption of the update.

Net Income Per Share

Basic net income per share has been computed by dividing net income by the weighted average number of shares outstanding.  Diluted net income per share reflects the potential dilution that could occur assuming the inclusion of dilutive potential shares and has been computed by dividing net income by the weighted average number of shares and dilutive potential shares outstanding.  Dilutive potential shares include all outstanding stock options and unvested RSUs after applying the treasury stock method.

NOTE 2 - ACQUISITION

On July 27, 2014, the Company executed an Agreement and Plan of Merger to acquire Family Dollar in a cash and stock transaction.  On July 6, 2015 (the “Acquisition Date”), the Company completed the Acquisition and Family Dollar became a direct, wholly-owned subsidiary of the Company.  Under the Acquisition, the Family Dollar shareholders received $59.60 in cash and 0.2484 shares of the Company’s common stock for each share of Family Dollar common stock they owned, plus cash in lieu of fractional shares (the “Merger Consideration”).

As of the Acquisition Date, each outstanding performance share right of Family Dollar common stock was canceled in exchange for the right of the holder to receive the Merger Consideration (the “PSR Payment”).  The aggregate amount paid by the Company for the Merger Consideration and PSR Payment was $6.8 billion in cash and the Company issued 28.5 million shares of the Company’s common stock, valued at $2.3 billion based on the closing price of the Company’s common stock on July 2, 2015.  Additionally, outstanding Family Dollar stock options and restricted stock units were converted into mirror awards exercisable or to be earned in the Company’s common stock.  The value of these awards was apportioned between total Merger Consideration and unearned compensation to be recognized over the remaining original vesting periods of the awards.

The Company’s common stock continues to trade on the Nasdaq Exchange under the symbol “DLTR.”  Following the Acquisition Date, Family Dollar’s common stock ceased trading on, and was delisted from, the New York Stock Exchange.  Family Dollar’s results from the Acquisition Date through January 30, 2016 are included in the consolidated income statements.

The following table summarizes the preliminary estimates of the fair values of the identifiable assets acquired and liabilities assumed as of the Acquisition Date of July 6, 2015.  The preliminary estimates of the fair value of identifiable assets acquired and liabilities assumed are based on estimates and assumptions and are subject to revisions, which may result in adjustments to the preliminary values presented below, when management’s estimates are finalized:

	As Reported		As Revised
(in millions)	August 1, 2015	Adjustments	January 30, 2016
Cash	$307.4	$(2.1)	$305.3
Short-term investments	4.0	—	4.0
Accounts receivable	71.4	(0.3)	71.1
Inventory	1,764.5	1.0	1,765.5
Taxes receivable	—	32.9	32.9
Other current assets	94.2	5.9	100.1
Property, plant and equipment	1,912.8	(19.5)	1,893.3
Assets available for sale	—	10.1	10.1
Goodwill	4,819.0	40.9	4,859.9
Intangible assets, net	3,570.3	0.1	3,570.4
Other assets	77.7	0.4	78.1
Long-term debt, including current portion	(485.2)	(11.8)	(497.0)
Accounts payable	(633.4)	(1.8)	(635.2)
Other current liabilities	(550.4)	(13.0)	(563.4)
Deferred tax liabilities, net	(1,644.7)	26.3	(1,618.4)
Other liabilities	(202.2)	(51.4)	(253.6)
Total purchase price	$9,105.4	$17.7	$9,123.1
Less: Cash acquired	(307.4)	2.1	(305.3)
Total purchase price, net of cash acquired	8,798.0	19.8	8,817.8
Acquisition cost paid in common stock	(2,272.4)	—	(2,272.4)
Acquisition cost paid in equity compensation	—	(17.7)	(17.7)
Acquisition cost paid in cash, net of cash acquired	$6,525.6	$2.1	$6,527.7

The adjustments recorded in the year ended January 30, 2016 to the preliminary estimates of the fair values of the identifiable assets acquired and liabilities assumed as of July 6, 2015 are due to continued refinement of management’s appraisals and estimates.  The adjustments recorded did not have a material impact on results reported in prior reporting periods.  The fair values are preliminary pending the completion of procedures related to income taxes.

On November 1, 2015, the Company completed the transaction pursuant to which it divested 330 Family Dollar stores, 325 of which were already open, to Dollar Express LLC, a portfolio company of Sycamore Partners.  The divestiture satisfied a condition as required by the Federal Trade Commission in connection with the Acquisition.  The divested stores represent approximately $45.5 million of annual operating income and will operate under the Dollar Express banner.  The table above reflects the effect of the divestiture as required by purchase accounting, as the divestiture was a condition of the Acquisition.  As part of the divestiture, the Company was required to guarantee payments under 316 store leases and the fair value of the guarantee is immaterial.

Goodwill is calculated as the excess of the purchase price over the net assets acquired.  The goodwill recognized is attributable to growth opportunities and expected synergies.

Intangible assets, net consist of three separately identified assets and one liability.  First, the Company identified the Family Dollar trade name as an indefinite-lived intangible asset with a fair value of $3.1 billion.  The trade name is not subject to amortization but will be evaluated annually for impairment.  Second, the Company recognized an intangible asset of $629.2 million for favorable Family Dollar leases and a liability of $164.3 million for unfavorable Family Dollar leases (as compared to prevailing market rates) which will be amortized over the remaining lease terms, including, in some cases, an assumed renewal.  Amortization expense of $45.3 million was recognized in 2015 related to these lease rights.  Lastly, the Company recognized an intangible asset of $5.5 million for a customer list.  The allocation of the purchase price to intangible assets as well as their estimated useful lives is preliminary and may be adjusted.

The Company assumed Family Dollar’s $185.2 million of private placement unsecured senior notes which were due September 27, 2015 and Family Dollar’s unsecured revolving credit facilities.  Following the Acquisition, the Company repaid the amount outstanding under the unsecured senior notes and terminated the unsecured revolving credit facilities.  The Company also assumed Family Dollar’s $300.0 million of 5% unsecured senior notes due February 1, 2021, which became secured upon closing of the Acquisition and which had an estimated fair value of $311.8 million on the Acquisition Date.

The results of operations of Family Dollar are included in the Company’s results of operations beginning on July 6, 2015.  From July 6, 2015 through January 30, 2016, Family Dollar generated net sales of $6,162.0 million and an operating loss of $30.8 million.  These results included: $73.0 million of inventory markdowns due to sku rationalization and planned liquidations; $156.8 million of expenses related to purchase accounting, primarily amortization of the step-up of the inventory value, amortization of intangible assets and higher depreciation expense; and $13.4 million of severance and integration costs.

The following unaudited consolidated pro forma summary has been prepared by adjusting the Company’s historical data to give effect to the Acquisition as if it had occurred on February 2, 2014:

	Pro Forma - Unaudited
	Year Ended
(in millions, except per share data)	January 30, 2016	January 31, 2015
Net sales	$20,168.3	$19,225.2
Net income	$571.4	$634.0
Basic net income per share	$2.43	$2.70
Diluted net income per share	$2.42	$2.69

The unaudited consolidated pro forma financial information was prepared in accordance with existing standards and is not necessarily indicative of the results of operations that would have occurred if the Acquisition had been completed on the date indicated, nor is it indicative of the future operating results of the Company.

Material non-recurring adjustments excluded from the pro forma financial information above consist of the step-up of Family Dollar inventory to its fair value and restructuring expenses.  The unfavorable adjustment to cost of goods sold of $48.3 million was based on the acquired inventory sold in the year ended January 30, 2016.  Also excluded were $90.1 million of expenses related to Family Dollar’s restructuring for the year ended January 31, 2015.  The Company incurred $39.2 million and $28.5 million in acquisition-related expenses in 2015 and 2014, respectively, excluding acquisition-related interest expense.

The unaudited pro forma results do not reflect events that either have occurred or may occur after the Acquisition, including, but not limited to, the anticipated realization of ongoing savings from operating synergies in subsequent periods.  They also do not give effect to certain charges that the Company expects to incur in connection with the Acquisition, including, but not limited to, additional professional fees, employee integration, retention and severance costs, potential asset impairments, accelerated depreciation and amortization or product rationalization charges.

For additional discussion of the Acquisition, please see the “Acquisition” section included in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 26 of this Form 10-K.

NOTE 3 - BALANCE SHEET COMPONENTS

Property, Plant and Equipment, Net

Property, plant and equipment, net, as of January 30, 2016 and January 31, 2015 consists of the following:

	January 30,	January 31,
(in millions)	2016	2015
Land	$180.8	$79.0
Buildings	906.0	336.9
Leasehold improvements	1,556.7	1,068.2
Furniture, fixtures and equipment	2,457.8	1,385.2
Construction in progress	196.2	100.9
Total property, plant and equipment	5,297.5	2,970.2
Less: accumulated depreciation	2,172.0	1,759.7
Total property, plant and equipment, net	$3,125.5	$1,210.5

Depreciation expense was $442.1 million, $206.0 million, and $190.7 million for the years ended January 30, 2016, January 31, 2015, and February 1, 2014, respectively.

Other Current Assets

Other current assets as of January 30, 2016  and January 31, 2015 consist of the following:

	January 30,	January 31,
(in millions)	2016	2015
Accounts receivable - divestiture-related	$76.9	$—
Other accounts receivable	77.8	11.0
Prepaid store supplies	42.1	18.0
Prepaid rent	79.0	25.8
Other prepaid assets	34.5	11.7
Total other current assets	$310.3	$66.5

Other Assets

Other assets as of January 30, 2016 and January 31, 2015 consist of the following:

	January 30,	January 31,
(in millions)	2016	2015
Long-term federal income tax benefit	$10.3	$2.2
Restricted investments	82.0	78.9
Other long-term assets	38.5	9.8
Total other assets	$130.8	$90.9

Other Current Liabilities

Other current liabilities as of January 30, 2016 and January 31, 2015 consist of accrued expenses for the following:

	January 30,	January 31,
(in millions)	2016	2015
Compensation and benefits	$195.8	$108.6
Insurance	111.1	42.7
Accrued interest	92.8	48.3
Taxes (other than income taxes)	73.6	30.6
Accrued property taxes	69.8	9.3
Accrued debt-issuance costs	—	58.4
Accrued construction costs	39.5	19.7
Rent liabilities	24.0	22.7
Accrued utility expenses	20.8	8.7
Other	95.2	36.3
Total other current liabilities	$722.6	$385.3

Other Liabilities

Other long-term liabilities as of January 30, 2016 and January 31, 2015 consist of the following:

	January 30,	January 31,
(in millions)	2016	2015
Deferred rent	$102.2	$91.9
Insurance	205.1	51.8
Other	45.9	13.2
Total other long-term liabilities	$353.2	$156.9

NOTE 4 - INCOME TAXES

Total income taxes were allocated as follows:

	Year Ended
(in millions)	January 30, 2016	January 31, 2015	February 1, 2014
Income from continuing operations	$165.8	$355.0	$357.6
Shareholders’ equity, tax benefit on exercises/vesting of equity-based compensation	(12.8)	(4.5)	(9.8)
	$153.0	$350.5	$347.8

The provision for income taxes consists of the following:

	Year Ended
	January 30,	January 31,	February 1,
(in millions)	2016	2015	2014
Federal - current	$126.9	$325.1	$304.6
State - current	14.6	47.6	45.9
Foreign - current	0.5	0.4	0.4
Total current	142.0	373.1	350.9

Federal - deferred	7.4	(9.7)	10.5
State - deferred	3.3	(3.2)	0.9
Foreign - deferred	13.1	(5.2)	(4.7)
Total deferred	$23.8	$(18.1)	$6.7

Included in current tax expense for the years ended January 30, 2016, January 31, 2015 and February 1, 2014, are amounts related to uncertain tax positions associated with temporary differences, in accordance with ASC 740.

A reconciliation of the statutory federal income tax rate and the effective rate follows:

	Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
Statutory tax rate	35.0%	35.0%	35.0%
Effect of:
State and local income taxes, net of federal income tax benefit	3.0	3.3	3.3
Work Opportunity Tax Credit	(3.8)	(1.0)	(0.9)
International taxes	(4.5)	—	—
Change in valuation allowance	4.1	—	—
Nondeductible acquisition costs	1.5	—	—
Other, net	1.7	(0.1)	0.1
Effective tax rate	37.0%	37.2%	37.5%

The increase in “Other, net” consists primarily of benefits from foreign taxes offset by certain nondeductible expenses.  The decrease in expense for the year ended January 30, 2016 was a result of international entity restructuring, the increase in federal jobs credits and the decrease in income for the year ended January 30, 2016 which made the impact to the rate greater for the stated benefits than in previous years.  This decrease was partially offset by a valuation allowance recorded relative to the Canadian deferred tax assets.

United States income taxes have not been provided on accumulated but undistributed earnings of the Company’s foreign subsidiaries as the Company intends to permanently reinvest earnings.  To date, the earnings and related taxes of the legacy Dollar Tree foreign subsidiaries are negligible.  The Company has reserved United States income taxes on accumulated but undistributed earnings for Family Dollar’s foreign subsidiaries as of the Acquisition Date.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  All deferred tax assets and liabilities are classified on the accompanying consolidated balance sheets as noncurrent in accordance with ASU 2015-17 “Income Taxes (Topic 740)” and are netted based on taxing jurisdiction.

Significant components of the Company’s net deferred tax assets (liabilities) follow:

(in millions)	January 30, 2016	January 31, 2015
Deferred tax assets:
Deferred rent	$47.3	$41.0
Accrued expenses	73.2	37.6
Net operating losses and credit carryforwards	53.1	31.0
Accrued compensation expense	77.8	33.8
Other	0.3	5.1
Total deferred tax assets	251.7	148.5
Valuation allowance	(48.4)	(13.8)
Deferred tax assets, net	203.3	134.7
Deferred tax liabilities:
Property and equipment	(369.3)	(48.7)
Other intangibles	(1,415.9)	(18.7)
Prepaid expenses	(3.3)	(3.0)
Inventory	(1.4)	(5.4)
Total deferred tax liabilities	(1,789.9)	(75.8)
Net deferred tax asset (liability)	$(1,586.6)	$58.9

Deferred tax liabilities have been provided for the tax effects of the differences between the book and tax bases in the assets acquired from Family Dollar.  The increase in the deferred tax liability was primarily generated from the recording of the tax effects related to the Family Dollar trade name, favorable lease rights, inventory and property plant and equipment.

At January 30, 2016 the Company had certain state tax credit carryforwards, net operating loss carryforwards and capital loss carryforwards totaling approximately $53.1 million.  These carryforwards will expire, if not utilized, beginning in 2016 through 2035.

A valuation allowance of $48.4 million, net of federal tax benefits, has been provided principally for certain state credit carryforwards and net operating loss carryforwards.  Since January 31, 2015 the valuation allowance has been increased by $6.8 million as a result of the Acquisition, $19.4 million as a result of recording a valuation allowance on foreign net operating loss carryforwards, $7.6 million as a result of reserving for a federal capital loss carryforward and $0.8 million as a result of increasing the state credit valuation reserve.  In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred taxes will not be realized.  Based upon the availability of carrybacks of future deductible amounts to the past two years’ taxable income and the Company’s projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not the remaining existing deductible temporary differences will reverse during periods in which carrybacks are available or in which the Company generates net taxable income.

The Company is participating in the Internal Revenue Service (“IRS”) Compliance Assurance Program (“CAP”) for the 2015 fiscal year and will participate in the program for fiscal year 2016.  This program accelerates the examination of key transactions with the goal of resolving any issues before the tax return is filed.  The Dollar Tree segment’s federal tax returns have been examined and all issues have been settled through the fiscal 2014 tax year.  The federal statute of limitations is still open for Family Dollar’s tax returns for the fiscal year ended August 25, 2012 and forward.  Several states completed their examinations during fiscal 2015.  In general, fiscal years 2012 and forward are within the statute of limitations for state tax purposes.  The statute of limitations is still open prior to 2012 for some states.

The balance for unrecognized tax benefits at January 30, 2016 was $71.4 million.  The total amount of unrecognized tax benefits at January 30, 2016 that, if recognized, would affect the effective tax rate was $19.3 million (net of the federal tax benefit).

The following is a reconciliation of the Company’s total gross unrecognized tax benefits:

	January 30, 2016	January 31, 2015
Beginning Balance	$6.5	$5.5
Additions, Acquisition of Family Dollar	64.4	—
Additions, based on tax positions related to current year	1.9	0.6
Additions for tax positions of prior years	1.6	0.9
Settlements	(1.8)	—
Lapses in statutes of limitation	(1.2)	(0.5)
Ending balance	$71.4	$6.5

The increase in unrecognized tax benefits for fiscal 2015 is primarily related to the Acquisition.  The Company believes it is reasonably possible that $20.0 million to $25.0 million of the reserve for uncertain tax positions may be reduced during the next 12 months principally as a result of the effective settlement of outstanding issues.  It is also possible that state tax reserves will be reduced for audit settlements and statute expirations within the next 12 months.  At this point it is not possible to estimate a range associated with the resolution of these audits.  The Company does not expect any change to have a significant impact to its consolidated financial statements.

As of January 30, 2016, the Company has recorded a liability for potential interest of $5.7 million.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

Future minimum lease payments under noncancelable store and distribution center operating leases are as follows:

(in millions)
2016	$1,235.4
2017	1,206.7
2018	999.5
2019	838.3
2020	644.6
Thereafter	2,424.9
Total minimum lease payments	$7,349.4

The above future minimum lease payments include amounts for leases that were signed prior to January 30, 2016 for stores that were not open as of January 30, 2016.

Minimum rental payments for operating leases do not include contingent rentals that may be paid under certain store leases based on a percentage of sales in excess of stipulated amounts.  Future minimum lease payments have not been reduced by expected future minimum sublease rentals of $0.7 million under operating leases.

Minimum and Contingent Rentals

Rental expense for store and distribution center operating leases included in the accompanying consolidated income statements are as follows:

	Year Ended
	January 30,	January 31,	February 1,
(in millions)	2016	2015	2014
Minimum rentals	$993.6	$536.5	$496.4
Contingent rentals	5.5	1.8	1.8

Technology Assets

The Company has commitments totaling approximately $7.0 million to purchase primarily store technology assets and maintenance for its stores during 2016.

Telecommunication Contracts

The Company has contracted for telecommunication services with agreements expiring in 2020.  The total amount of these commitments is approximately $142.7 million.

Letters of Credit

The Company is a party to three Letter of Credit Reimbursement and Security Agreements providing $120.0 million, $110.0 million, and $100.0 million, respectively for letters of credit.  Letters of credit under these agreements are generally issued for the routine purchase of imported merchandise and approximately $210.1 million was committed to these letters of credit at January 30, 2016.

At January 30, 2016, the Company also had approximately $123.0 million in stand-by letters of credit that serve as collateral for its large-deductible insurance programs and expire in fiscal 2016.  Subsequent to January 30, 2016, amounts outstanding for stand-by letters of credit increased to $183.3 million as of February 10, 2016.

Surety Bonds

The Company has issued various surety bonds that primarily serve as collateral for utility payments at the Company’s stores and self-insured insurance programs.  These bonds total approximately $47.9 million and are committed through various dates through fiscal 2018.

Contingencies

The Company is a defendant in legal proceedings including those described below and will vigorously defend itself in these matters.  The Company does not believe that any of these matters will, individually or in the aggregate, have a material effect on its business or financial condition.  The Company cannot give assurance, however, that one or more of these matters will not have a material effect on its results of operations for the periods in which they are resolved.

The Company assesses its legal proceedings and reserves are established if a loss is probable and the amount of such loss can be reasonably estimated.  Many if not substantially all of the contingencies described below are subject to significant uncertainties and, therefore, determining the likelihood of a loss and the measurement of any loss can be complex and subject to judgment.  With respect to legal proceedings where the Company has determined that a loss is reasonably possible but not probable, the Company is unable to estimate the amount or range of reasonably possible loss due to the inherent difficulty of predicting the outcome of and uncertainties regarding legal proceedings.  The Company’s assessments are based on estimates and assumptions that have been deemed reasonable by management, but that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause the Company to change those estimates and assumptions.  Management’s assessment of legal proceedings could change because of future determinations or the discovery of facts which are not presently known.  Accordingly, the ultimate costs of resolving these proceedings may be substantially higher or lower than currently estimated.

Dollar Tree Active Matters

In 2011, an assistant store manager and an hourly associate filed a collective action against the Company alleging they were forced to work off the clock in violation of the Fair Labor Standards Act (“FLSA”) and state law.  A federal judge in Virginia ruled that all claims made on behalf of assistant store managers under both the FLSA and state law should be dismissed.  The court, however, certified an opt-in collective action under the FLSA on behalf of hourly sales associates.  Approximately 4,300 plaintiffs remain in the case.  The court is currently reviewing and considering a revised settlement agreement.  The proposed settlement amount has been accrued.

In 2013, a former assistant store manager on behalf of himself and others alleged to be similarly aggrieved filed a representative Private Attorney General Act (“PAGA”) claim under California law currently pending in federal court in California.  The suit alleges that the Company failed to provide uninterrupted meal periods and rest breaks; failed to pay minimum, regular and overtime wages; failed to maintain accurate time records and wage statements; and failed to pay wages due upon termination of employment.  In May 2014, the same assistant store manager filed a putative class action in a

California state court for essentially the same conduct alleged in the federal court PAGA case.  The parties have reached an agreement to settle the two cases and the proposed settlement amount has been accrued.  The two courts must approve the terms of the settlement for it to be binding and final.

In May 2014, the US Consumer Product Safety Commission (“CPSC”) began a staff investigation of circumstances related to Letters of Advice that the Company received from the CPSC from 2009 to 2013.  The CPSC is now investigating Letters of Advice the Company received in 2014 and 2015.  It is possible for a penalty and an injunction to be issued against the Company.  The outcome of this matter cannot be determined at this time.

In April 2015, a distribution center employee filed a class action in California state court with allegations concerning wages, meal and rest breaks, recovery periods, wage statements and timely termination pay.  Additionally, the employee seeks to certify a nation-wide class of non-exempt distribution employees for improper calculation of overtime compensation.  The Company removed this lawsuit to Federal Court.

In April 2015, a former store manager filed a class action in California state court alleging store managers were improperly classified as exempt employees and, among other things, did not receive overtime compensation and meal and rest periods and alleging PAGA claims on behalf of all store employees, including claims for failure to provide accurate wage statements.

In November 2015, the Company was served in a PAGA representative action under California law in California state court on behalf of former assistant store managers alleging defective wage statements.

In February 2016, the Company was served in a putative collective action under the Fair Labor Standards Act in Florida federal court.  The pleadings allege overtime violations on behalf of all hourly non-exempt employees.

Family Dollar Active Matters

In 2008, a Multi-District Litigation forum (“MDL”) was created in North Carolina federal court to handle cases alleging FLSA violations against the Company.  In the first two cases, the court entered orders finding the plaintiffs were not similarly situated and, therefore, neither nationwide notice nor collective treatment under the FLSA was appropriate.  Since that time, the court has granted 60 summary judgments ruling Store Managers are properly classified as exempt from overtime.  Presently, there are 10 named plaintiffs in the remaining cases in the MDL, for which the North Carolina Federal Court has not decided the class certification or summary judgment issue.  The plaintiffs have signed an agreement with the Company to settle all remaining cases.  The settlement must be approved by the court and the proposed settlement amount has been fully accrued.

In 2008, a complaint was filed alleging discriminatory pay practices with respect to the Company’s female store managers.  This case was pled as a putative class action or collective action under applicable statutes on behalf of all Family Dollar female store managers.  The plaintiffs seek recovery of back pay, compensatory and punitive money damages, recovery of attorneys’ fees and equitable relief.  The case was transferred to North Carolina Federal Court in November 2008.  The parties are proceeding with limited discovery and the outcome of this matter cannot be determined at this time.  The Company believes the case is fully insured.

In 2013, plaintiffs filed a claim in Massachusetts state court seeking unpaid overtime for a class of current and former Massachusetts Store Managers whom plaintiffs claim are not properly classified as exempt from overtime under Massachusetts law.  The Company then removed the case to Federal District court in Massachusetts.  In 2014, the case was remanded to state court.  The plaintiffs have signed an agreement with the Company to settle the class action.  The settlement must be approved by the court and the proposed settlement amount has been fully accrued.

In 2014, the Company was served with a putative class action in Missouri Federal Court alleging the Company sent customers Short Message Service (“SMS”) text message advertisements, without providing appropriate express written consent in violation of the Telephone Consumer Protection Act.  The plaintiff has signed an agreement with the Company to settle the class action.  The settlement must be approved by the court and the proposed settlement amount has been fully accrued.

In 2014, a putative class action was filed in a California Federal Court by a former employee alleging that the Company had a policy of requiring employee bag checks while the employees were not clocked in for work.  As a result of those actions, the employee alleges the Company violated California law by failing to provide meal periods and rest breaks, failing to pay regular and overtime wages for work performed off the clock, failing to provide accurate wage statements, failing to timely pay all final wages and by engaging in unfair competition.  He has also alleged PAGA claims.  While employed by the Company, the plaintiff agreed to arbitrate matters related to his employment.  Accordingly, the Company filed a motion to compel arbitration and is awaiting the court’s ruling on that motion.

In 2014, a former employee brought a putative class action and asserted claims under PAGA alleging the Company failed to provide suitable seating to its California store employees.  The case has been stayed pending a ruling by the California Supreme Court on whether a drug store retailer has an obligation to provide suitable seating to drug store cashiers.

In 2014, a former employee filed a nationwide class action in federal court in Virginia alleging the Company violated the Fair Credit Reporting Act by failing to comply with its requirements to give an individual proper notice and a reasonable time to challenge the results of a background check before taking action to deny the person employment (or terminate existing employment).  The plaintiffs are seeking statutory damages of $100 to $1,000 per violation.

Resolved Matters

Winn-Dixie Stores has agreed to drop its appeal of the lower court decision in the Dollar Tree case.  Winn-Dixie and Family Dollar have also agreed to settle and terminate their lawsuit and the settlement amount was paid in fiscal 2015.

In 2012, a former assistant store manager, on behalf of himself and those alleged to be similarly situated, filed a putative class action in a California state court, alleging the Company failed to provide rest breaks to assistant store managers.  The class was decertified in 2015 and the case has now been resolved.

In 2013, district attorneys in California initiated an investigation of whether the Company properly disposed of certain damaged retail products under Federal and California state environmental law, primarily the Resource Conservation and Recovery Act.  The Company settled this matter in 2015 and has fully paid the settlement amount.

In 2014, several shareholders of Family Dollar filed class actions, which were consolidated into one class action, in Delaware chancery court against Family Dollar’s CEO and board members alleging breach of fiduciary duty.  Dollar Tree and Family Dollar were also named as defendants for allegedly aiding and abetting the other defendants.  The Delaware Chancery Court and appellate court refused to issue an injunction against the Family Dollar shareholder vote in favor of the Acquisition.  The case was dismissed in August 2015 and was settled for an immaterial amount.

In 2015, a lawsuit was brought as a collective action in Florida Federal Court on behalf of the plaintiff and other similarly situated Family Dollar store managers alleging the store managers are misclassified as being exempt from overtime under the FLSA.  Based on the standard Family Dollar arbitration agreement, the court compelled plaintiff to arbitrate her individual claims and dismissed the collective action.

NOTE 6 - LONG-TERM DEBT

Long-term debt at January 30, 2016 and January 31, 2015 consists of the following:

	As of January 30, 2016		As of January 31, 2015
(in millions)	Principal	Unamortized Debt Premium and Issuance Costs	Principal	Unamortized Debt Issuance Costs
Senior Notes, fixed interest rates payable semi-annually, January 15 and July 15	$—	$—	$750.0	$3.3
$750.0 million Unsecured Credit Agreement, interest payable at LIBOR, plus 0.90%, which was 1.33% at January 30, 2016	—	—	—	0.9
Forgivable Promissory Note, interest payable beginning in November 2017 at a rate of 1%, principal payable beginning November 2017	7.0	—	7.0	—
5.25% Acquisition Notes, due 2020	750.0	11.1	—	2.3
5.75% Acquisition Notes, due 2023	2,500.0	40.1	—	7.8
Term Loan A, interest payable at LIBOR, plus 2.25%, which was 2.68% at January 30, 2016	975.0	3.6	—	0.4
Term Loan B-1, interest payable at the higher of LIBOR or 0.75% plus 2.75%, which was 3.50% at January 30, 2016	2,283.5	42.6	—	49.8
Term Loan B-2, fixed interest rate of 4.25%	650.0	12.0	—	—
Secured Senior Notes, fixed interest rate of 5.00%	300.0	(10.7)	—	—
$1.25 billion Revolving Credit Facility, interest payable at LIBOR, plus 2.25%, which was 2.68% at January 30, 2016	—	20.4	—	9.8
Total	$7,465.5	$119.1	$757.0	$74.3

Maturities of long-term debt are as follows: 2016 - $108.0 million, 2017 - $158.2 million,  2018 - $184.4 million, 2019 - $659.4 million, 2020 - $784.4 million and after 2020 - $5,571.1 million.

Acquisition Notes

On February 23, 2015, a wholly-owned subsidiary of the Company (the “Escrow Issuer”) completed the offering of $750.0 million aggregate principal amount of 5.25% senior notes due 2020 (the “2020 Notes”) and $2.5 billion aggregate principal amount of 5.75% senior notes due 2023 (the “2023 Notes”, and together with the 2020 Notes, the “Acquisition Notes”).  The Acquisition Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act.  The Acquisition Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

The Company used the proceeds of the Acquisition Notes to finance in part the Acquisition.  On the Acquisition Date, the Escrow Issuer merged with and into the Company and the Company assumed the obligations in respect of the Acquisition Notes.  The Acquisition Notes are jointly and severally guaranteed on an unsecured, unsubordinated basis, subject to certain exceptions, by each of the Company’s subsidiaries which guarantees the obligations under the Company’s new senior secured credit facilities or certain other indebtedness, including Family Dollar and certain of its subsidiaries.

The 2020 Notes, which mature on March 1, 2020, were issued pursuant to an indenture, dated as of February 23, 2015, with U.S. Bank National Association, as trustee (the “2020 Notes Indenture”).  The 2023 Notes, which mature on March 1, 2023, were issued pursuant to an indenture, dated as of February 23, 2015, with U.S. Bank National Association, as trustee (the “2023 Notes Indenture”, and together with the 2020 Notes Indenture, the “Indentures”).

Interest on the Acquisition Notes is due semiannually on March 1 and September 1 and commenced on September 1, 2015.

The Indentures contain covenants that limit the ability of the Company and certain of its subsidiaries to, among other things and subject to certain significant exceptions: (i) incur, assume or guarantee additional indebtedness; (ii) declare or pay dividends or make other distributions with respect to, or purchase or otherwise acquire or retire for value, equity interests; (iii) make any principal payment on, or redeem or repurchase, subordinated debt; (iv) make loans, advances or other investments; (v) incur liens; (vi) sell or otherwise dispose of assets, including capital stock of subsidiaries; (vii) consolidate or merge with or into, or sell all or substantially all assets to, another person; and (viii) enter into transactions with affiliates.  The Indentures also provide for certain events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Acquisition Notes under the applicable indenture to be declared immediately due and payable.

Credit Facility and Term Loans

On March 9, 2015, the Escrow Issuer entered into a credit agreement, with JPMorgan Chase Bank, N.A., as administrative agent, providing for $6.2 billion in senior secured credit facilities (the “New Senior Secured Credit Facilities”) consisting of a $1.25 billion revolving credit facility (the “New Revolving Credit Facility”) and $4.95 billion of term loan facilities (the “New Term Loan Facilities”).  The New Term Loan Facilities consist of a $1.0 billion Term Loan A tranche and a $3.95 billion Term Loan B tranche.  The Term Loan B tranche also included a discount of 50 basis points or $19.8 million.  The New Revolving Credit Facility and the borrowings under the Term Loan A tranche mature five years after the Acquisition Date, unless any of the 2020 Notes remain outstanding as of 91 days prior to their stated maturity, in which case the New Revolving Credit Facility and the borrowings under the Term Loan A tranche will mature at such time.  The borrowings under the Term Loan B tranche mature seven years after the Acquisition Date.

The New Senior Secured Credit Facilities were not guaranteed by the Company or any of its subsidiaries prior to the consummation of the Acquisition, but upon and after the Acquisition Date, the New Senior Secured Credit Facilities are guaranteed by certain of the Company’s direct or indirect wholly-owned U.S. subsidiaries, including Family Dollar and certain of its subsidiaries (collectively, the “Credit Agreement Guarantors”).  Upon and after the Acquisition Date, the New Senior Secured Credit Facilities are secured by a security interest in substantially all of the assets of the Company and the Credit Agreement Guarantors, subject to certain exceptions.

The proceeds of the borrowings under the Term Loan B tranche were deposited in an escrow account (separate from the escrow accounts related to the Acquisition Notes) and held in escrow until the Acquisition Date.  Upon the consummation of the Acquisition, the Escrow Issuer merged with and into the Company, the Company became the borrower under the New Senior Secured Credit Facilities and drew the borrowings under the Term Loan A facility and the Company has the ability to borrow under the New Revolving Credit Facility.

On June 11, 2015, the Escrow Issuer amended the terms of the New Senior Secured Credit Facilities to refinance the Term Loan B tranche with $3.3 billion of floating-rate Term B-1 Loans and $650.0 million of fixed-rate Term B-2 Loans.  The Company incurred charges on the amendment of $69.1 million which is comprised of a 1.0% prepayment penalty and the write-off of the debt discount and related debt issuance costs.  These charges are recorded in “Interest expense, net” in the accompanying consolidated income statements.

The loans under the Term Loan A tranche and the New Revolving Credit Facility bear interest at LIBOR plus 2.25% per annum (or a base rate plus 1.25%), the Term B-1 Loans of the New Senior Secured Credit Facilities bear interest at LIBOR plus 2.75% per annum (or a base rate plus 1.75%) and the Term B-2 Loans bear interest at a fixed rate of 4.25%.  The Term B-1 tranche is subject to a “LIBOR floor” of 0.75%.  The Term Loan A tranche of the New Term Loan Facilities requires quarterly amortization payments of 1.25% of the original principal amount thereof in the first year following the Acquisition Date, 2.5% of the original principal amount thereof in the second year following the Acquisition Date, and 3.75% of the original principal amount thereof thereafter.  The Term B-1 Loans require quarterly amortization payments of 0.25% of the original principal amount thereof after the Acquisition Date and the Term B-2 Loans do not require amortization payments prior to maturity.  The New Term Loan Facilities, excluding the Term B-2 Loans, also require mandatory prepayments in connection with certain asset sales and out of excess cash flow, among other things, and subject in each case to certain significant exceptions.  The Company will pay certain commitment fees in connection with the New Revolving Credit Facility.  Additionally, the Term B-1 Loans require the Company to pay a 1.0% prepayment fee if the loans thereunder are subject to certain repricing transactions before June 11, 2016.  The Term B-2 Loans require the Company to pay a 2.0% prepayment fee if they are repaid in the second year after the refinance date and a 1.0% prepayment fee if they are repaid in the third year after the refinance date.

On January 26, 2016, the Company prepaid $1.0 billion of its $3.3 billion Term Loan B-1 Loan.  The prepayment resulted in an acceleration of the amortization of debt issuance costs of $19.0 million.

The New Senior Secured Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants.  These include, among other things and subject to certain significant exceptions, restrictions on the Company’s ability to declare or pay dividends, repay the Acquisition Notes, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person.  In addition, a financial maintenance covenant based on the Company’s consolidated first lien secured net leverage ratio applies to the New Revolving Credit Facility and the Term Loan A tranche of the New Term Loan Facilities.

Secured Senior Notes

As a result of the Acquisition, the Company assumed the liability for $300.0 million of 5.0% unsecured senior notes due February 1, 2021 which were issued by Family Dollar on January 28, 2011 through a public offering.  These notes became equally and ratably secured on the Acquisition Date.

Forgivable Promissory Note

In 2012, the Company entered into a promissory note with the state of Connecticut under which the state loaned the Company $7.0 million in connection with the Company’s acquisition, construction and installation of land, building, machinery and equipment for the Company’s distribution facility in Windsor, Connecticut.  If certain performance targets are met, the loan and any accrued interest will be forgiven in fiscal 2017.  If the performance targets are not met, the loan and accrued interest must be repaid over a five-year period beginning in fiscal 2017.

Senior Notes

On the Acquisition Date, the Company prepaid in full $750.0 million in Senior Notes comprised of (i) $300.0 million in aggregate principal amount of 4.03% Series A Senior Notes due September 16, 2020, (ii) $350.0 million in aggregate principal amount of 4.63% Series B Senior Notes due September 16, 2023 and (iii) $100.0 million in aggregate principal amount of 4.78% Series C Senior Notes due September 16, 2025, issued pursuant to that certain Note Purchase Agreement, dated as of September 16, 2013 (as amended on January 20, 2015, the “Dollar Tree NPA”) among the Company, Dollar Tree Stores, Inc., and the Purchasers party thereto, plus accrued and unpaid interest thereon and a make-whole premium of approximately $89.5 million determined in accordance with the provisions of the Dollar Tree NPA plus additional interest in accordance with the provisions of the first amendment to the Dollar Tree NPA.

Unsecured Credit Agreement

On the Acquisition Date, the Company paid in full all amounts under the Unsecured Credit Agreement, dated as of June 6, 2012, and terminated all commitments to extend further credit.

Debt Covenants

As of January 30, 2016, the Company was in compliance with its debt covenants.

NOTE 7 — DERIVATIVE FINANCIAL INSTRUMENTS

Hedging Derivatives

In order to manage fluctuations in cash flows resulting from changes in diesel fuel costs, the Company entered into fuel derivative contracts with third parties.  The Company hedged 6.6 million, 1.6 million and 2.8 million gallons of diesel fuel in 2015, 2014 and 2013, respectively.  These hedges represented approximately 36%, 10% and 20% of the Dollar Tree segment’s total domestic truckload fuel needs in 2015, 2014 and 2013, respectively.  Under these contracts, the Company pays the third party a fixed price for diesel fuel and receives variable diesel fuel prices at amounts approximating current diesel fuel costs, thereby creating the economic equivalent of a fixed-rate obligation.  These derivative contracts do not qualify for hedge accounting and therefore all changes in fair value for these derivatives are included in “Other expense, net” on the accompanying consolidated income statements.  The fair value of these contracts at January 30, 2016 was a liability of $0.8 million.

NOTE 8 - SHAREHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of Preferred Stock, $0.01 par value per share.  No preferred shares are issued and outstanding at January 30, 2016 and January 31, 2015.

Net Income Per Share

The following table sets forth the calculation of basic and diluted net income per share:

	Year Ended
	January 30,	January 31,	February 1,
(in millions, except per share data)	2016	2015	2014
Basic net income per share:
Net income	$282.4	$599.2	$596.7
Weighted average number of shares outstanding	222.5	206.0	218.1
Basic net income per share	$1.27	$2.91	$2.74
Diluted net income per share:
Net income	$282.4	$599.2	$596.7
Weighted average number of shares outstanding	222.5	206.0	218.1
Dilutive effect of stock options and restricted stock (as determined by applying the treasury stock method)	1.0	1.0	1.0
Weighted average number of shares and dilutive potential shares outstanding	223.5	207.0	219.1
Diluted net income per share	$1.26	$2.90	$2.72

At January 30, 2016, January 31, 2015 and February 1, 2014, substantially all of the stock options outstanding were included in the calculation of the weighted average number of shares and dilutive potential shares outstanding.

Share Repurchase Programs

The Company repurchases shares on the open market and under Accelerated Share Repurchase agreements.

On September 17, 2013, the Company entered into two $500.0 million variable maturity accelerated share repurchase agreements to repurchase $1.0 billion of the Company’s common shares in the aggregate.  One agreement was collared and the other was uncollared.

The number of shares to be received by the Company under the collared agreement was determined based on the weighted average market price of the Company’s common stock, less a discount, during a calculation period ending on or before June 2014, subject to a minimum and maximum number of shares.  Under this agreement, the Company received 7.8 million shares during the year ended February 1, 2014.  This represents the minimum number of shares to be received based on a calculation using the “cap” or high-end of the price range of the “collar”.  On May 15, 2014, the collared agreement concluded and the Company received an additional 1.2 million shares resulting in a total of 9.0 million shares repurchased under this agreement.

The number of shares to be received by the Company under the uncollared agreement was determined based on the weighted average market price of the Company’s common stock, less a discount, during a calculation period ending on or before June 2014.  The Company received an initial delivery of 7.2 million shares during the year ended February 1, 2014.  On February 14, 2014, the uncollared agreement concluded and the Company received an additional 1.9 million shares resulting in a total of 9.1 million shares repurchased under this agreement.

The Company did not repurchase any shares of common stock on the open market in fiscal 2015 or fiscal 2014.  The Company repurchased 2.4 million shares for $112.1 million on the open market in fiscal 2013.  At January 30, 2016, the Company had $1.0 billion remaining under Board repurchase authorization.

NOTE 9 — EMPLOYEE BENEFIT PLANS

Dollar Tree Profit Sharing and 401(k) Retirement Plan

The Company maintains a defined contribution profit sharing and 401(k) plan which is available to all United States-based Dollar Tree employees over 21 years of age who have completed one year of service in which they have worked at least 1,000 hours.  Eligible employees may make elective salary deferrals.  The Company may make contributions at its discretion.

Contributions to and reimbursements by the Company of expenses of the plan included in “Selling, general and administrative expenses” in the accompanying consolidated income statements were as follows:

Year ended January 30, 2016	$36.6 million
Year ended January 31, 2015	$41.1 million
Year ended February 1, 2014	$35.8 million

Eligible employees vest in the Company’s profit sharing contributions based on the following schedule:

•                  20% after two years of service

•                  40% after three years of service

•                  60% after four years of service

•                  100% after five years of service

All eligible employees are immediately vested in any Company match contributions under the 401(k) portion of the plan.

Family Dollar 401(k) Retirement Plan

The Company maintains a defined contribution 401(k) plan which is available to all eligible Family Dollar employees.  The Company may make contributions at its discretion.  Contributions to and reimbursements by the Company of expenses of the plan included in “Selling, general and administrative expenses” in the accompanying consolidated income statements were $6.2 million for the year ended January 30, 2016.

Dollar Tree Deferred Compensation Plan

The Company has a deferred compensation plan which provides certain Dollar Tree officers and executives the ability to defer a portion of their base compensation and bonuses and invest their deferred amounts.  The plan is a nonqualified plan and the Company may make discretionary contributions.  The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at specified future dates, or upon retirement or death.  Total cumulative participant deferrals and earnings were approximately $5.2 million and $5.5 million, respectively, at January 30, 2016 and January 31, 2015, and are included in “Other liabilities” on the accompanying consolidated balance sheets.  The related assets are included in “Other assets” on the accompanying consolidated balance sheets.  The Company did not make any discretionary contributions in the years ended January 30, 2016, January 31, 2015, or February 1, 2014.

Family Dollar Deferred Compensation Plan

The Company has a deferred compensation plan which provides certain Family Dollar officers and executives the ability to defer a portion of their base compensation and bonuses and invest their deferred amounts.  The plan is a nonqualified plan and the Company does not make contributions to this plan or guarantee earnings.  The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at either specified future dates, or upon separation of service or death.  Total cumulative participant deferrals and earnings were approximately $15.9 million at January 30, 2016.

NOTE 10 - STOCK-BASED COMPENSATION PLANS

Fixed Stock Option Compensation Plans

Under the Equity Incentive Plan (EIP), the Company granted up to 18.0 million shares of its Common Stock, plus any shares available for future awards under the 1995 Stock Incentive Plan, to the Company’s employees, including executive officers and independent contractors.  The EIP permitted the Company to grant equity awards in the form of stock options, stock appreciation rights and restricted stock.  The exercise price of each stock option granted equaled the market price of the Company’s stock at the date of grant.  The options generally vested over a three-year period and have a maximum term of 10 years.  This plan was terminated on June 16, 2011 and replaced with the Company’s Omnibus Incentive Plan (Omnibus Plan).

The Executive Officer Equity Incentive Plan (EOEP) was available only to the Chief Executive Officer and certain other executive officers.  These officers no longer received awards under the EIP.  The EOEP allowed the Company to grant the same types of equity awards as the EIP.  These awards generally vested over a three-year period, with a maximum term of 10 years for stock options.  This plan was terminated on June 16, 2011 and replaced with the Omnibus Plan.

Stock appreciation rights may be awarded alone or in tandem with stock options.  When the stock appreciation rights are exercisable, the holder may surrender all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the excess of the fair market value at the date of exercise over the fair market value at the date of the grant.  No stock appreciation rights have been granted to date.

Any restricted stock or RSUs awarded are subject to certain general restrictions.  The restricted stock shares or units may not be sold, transferred, pledged or disposed of until the restrictions on the shares or units have lapsed or have been removed under the provisions of the plan.  In addition, if a holder of restricted shares or units ceases to be employed by the Company, any shares or units in which the restrictions have not lapsed will be forfeited.

The 2003 Non-Employee Director Stock Option Plan (NEDP) provided non-qualified stock options to non-employee members of the Company’s Board of Directors.  The stock options were functionally equivalent to the options issued under the EIP discussed above.  The exercise price of each stock option granted equaled the closing market price of the Company’s stock on the date of grant.  The options generally vested immediately.  This plan was terminated on June 16, 2011 and replaced with the Omnibus Plan.

The 2003 Director Deferred Compensation Plan permits any of the Company’s directors who receive a retainer or other fees for Board or Board committee service to defer all or a portion of such fees until a future date, at which time they may be paid in cash or shares of the Company’s common stock, or receive all or a portion of such fees in non-statutory stock options.  Deferred fees that are paid out in cash will earn interest at the 30-year Treasury Bond Rate.  If a director elects to be paid in common stock, the number of shares will be determined by dividing the deferred fee amount by the closing market price of a share of the Company’s common stock on the date of deferral.  The number of options issued to a director will equal the deferred fee amount divided by 33% of the price of a share of the Company’s common stock.  The exercise price will equal the fair market value of the Company’s common stock at the date the option is issued.  The options are fully vested when issued and have a term of 10 years.

Under the Omnibus Plan, the Company may grant up to 4.0 million shares of its Common Stock, plus any shares available for future awards under the EIP, EOEP, or NEDP plans, to the Company’s employees, including executive officers and independent contractors.  The Omnibus Plan permits the Company to grant equity awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance bonuses, performance units, non-employee director stock options and other equity-related awards.  These awards generally vest over a three-year period with a maximum term of 10 years.

In conjunction with the Acquisition, the Company assumed the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”).  The 2006 Plan permits the granting of a variety of compensatory award types, including stock options and performance share rights.

Restricted Stock

In connection with the Acquisition, unvested Family Dollar RSUs that were outstanding prior to the Acquisition were converted into unvested Dollar Tree RSUs with the same substantive terms and conditions as were applicable to the Family Dollar RSUs, in respect of a number of shares of common stock of the Company determined by multiplying the number of shares of Family Dollar RSUs by 1.0000 (the “Award Exchange Ratio”).  The Company converted approximately 0.1 million unvested Family Dollar RSUs into unvested Dollar Tree RSUs and recognized $2.8 million of expense related to these RSUs in 2015.

The Company granted 0.3 million, 0.5 million and 0.5 million service-based RSUs, net of forfeitures in 2015, 2014 and 2013, respectively, from the Omnibus Plan to the Company’s employees and officers.  The fair value of all of these RSUs is being expensed ratably over the three-year vesting periods, or shorter periods based on the retirement eligibility of certain grantees.  The fair value was determined using the Company’s closing stock price on the date of grant.  The Company recognized $22.6 million, $22.2 million and $21.1 million of expense related to service-based RSUs during 2015, 2014 and

2013, respectively.  As of January 30, 2016, there was approximately $24.1 million of total unrecognized compensation expense related to these RSUs which is expected to be recognized over a weighted-average period of 22 months.

In 2015, the Company granted 0.1 million RSUs from the Omnibus Plan to certain officers of the Company, contingent on the Company meeting certain performance targets in 2015 and future service of these officers through March 2018.  The Company met these performance targets in fiscal 2015; therefore, the fair value of these RSUs of $11.3 million is being expensed over the service period or a shorter period based on the retirement eligibility of the grantee.  The Company recognized $8.7 million of expense related to these RSUs in 2015.  The fair value of these RSUs was determined using the Company’s closing stock price on the grant date.

In 2014, the Company granted 0.2 million RSUs from the Omnibus Plan to certain officers of the Company, contingent on the Company meeting certain performance targets in 2014 and future service of these officers through March 2017.  The Company met these performance targets in fiscal 2014; therefore, the fair value of these RSUs of $10.0 million is being expensed over the service period or a shorter period based on the retirement eligibility of the grantee.  The Company recognized $1.6 million and $6.7 million of expense related to these RSUs in 2015 and 2014, respectively.  The fair value of these RSUs was determined using the Company’s closing stock price on the grant date.

In 2013, the Company granted 0.2 million RSUs from the Omnibus Plan to certain officers of the Company, contingent on the Company meeting certain performance targets in 2013 and future service of these officers through March 2016.  The Company met these performance targets in fiscal 2013; therefore, the fair value of these RSUs of $9.9 million is being expensed over the service period or a shorter period based on the retirement eligibility of the grantee.  The Company recognized $0.9 million, $1.1 million and $6.5 million of expense related to these RSUs in 2015, 2014 and 2013, respectively.  The fair value of these RSUs was determined using the Company’s closing stock price on the grant date.

In 2015, the Company granted RSUs with an estimated fair value of $2.3 million from the Omnibus Plan to certain officers of the Company.  Each officer has the opportunity to earn an amount between zero percent (0%) and two hundred percent (200%) of the individual target award contingent on the Company meeting certain performance targets for the period beginning on February 1, 2015 and ending on February 3, 2018.  Providing the vesting conditions are satisfied, the awards will vest at the end of the performance period.  The estimated fair value of these RSUs is being expensed over the performance period or a shorter period based on the retirement eligibility of the grantee.  The Company recognized $1.4 million of expense related to these RSUs in 2015.  The estimated fair value of these RSUs was determined using the Company’s closing stock price on the grant date.

In 2014, the Company granted RSUs with an estimated fair value of $2.0 million from the Omnibus Plan to certain officers of the Company.  Each officer has the opportunity to earn an amount between zero percent (0%) and two hundred percent (200%) of the individual target award contingent on the Company meeting certain performance targets for the period beginning on February 2, 2014 and ending on January 28, 2017.  Providing the vesting conditions are satisfied, the awards will vest at the end of the performance period.  The estimated fair value of these RSUs is being expensed over the performance period or a shorter period based on the retirement eligibility of the grantee.  The Company recognized $0.4 million and $1.0 million of expense related to these RSUs in 2015 and 2014, respectively.  The estimated fair value of these RSUs was determined using the Company’s closing stock price on the grant date.

In 2013, the Company granted RSUs (“2013 Grants”) with an estimated fair value of $1.7 million from the Omnibus Plan to certain officers of the Company.  Each officer had the opportunity to earn an amount between zero percent (0%) and two hundred percent (200%) of the individual target award contingent on the Company meeting certain performance targets for the period beginning on February 3, 2013 and ending on January 30, 2016 (“2013 Goal”).  The estimated fair value was being expensed over the performance period or a shorter period based on the retirement eligibility of the grantee.  The Company recognized $0.4 million and $1.0 million of expense related to these RSUs in 2014 and 2013, respectively.  The estimated fair value of these RSUs was determined using the Company’s closing stock price on the grant date.  However, because the Acquisition was not yet contemplated as of the grant date, the 2013 Goal did not exclude costs related to the Acquisition or any income that may be attributable to Family Dollar during the performance period.  In 2015, the Company concluded that maintaining the 2013 Grants in their original form would undermine the Company’s goals and create skewed incentives for the grantees.

Because amending the 2013 Goal would have jeopardized deductibility of the awards under Section 162(m) of the Internal Revenue Service Code, in 2015 the Compensation Committee of the Board of Directors canceled the 2013 Grants and approved new awards (“2015 Supplemental Grants”), with a fair value of $2.2 million and a new operating income goal for the one-year period ending January 30, 2016 (“2015 Supplemental Goal”).  The 2015 Supplemental Goal equals the amount remaining in the final year of the 2013 Goal, giving credit for actual Company performance utilizing an operating income definition that excludes both costs related to the Acquisition and income from Family Dollar.  As such, the 2015 Supplemental Grants exactly replicate the incentive structure of the 2013 Grants had those awards excluded the effect of the then-unknown and unforeseeable Acquisition when they were granted.  The Company recognized a $1.2 million reduction of expense related to the 2013 Grants cancellation and $2.4 million of expense related to the 2015 Supplemental Grants in 2015.

In 2012, the Company granted 0.2 million RSUs with a fair value of $10.0 million from the Omnibus Plan to the Chief Executive Officer of the Company, contingent on the Company meeting certain performance targets for the period beginning July 29, 2012 and ending on August 3, 2013 and the grantee completing a five-year service requirement.  The fair value of these RSUs is being expensed ratably over the five-year vesting period.  The Company recognized $2.0 million, $2.0 million and $2.0 million of expense related to these RSUs in 2015, 2014 and 2013, respectively.  The fair value of these RSUs was determined using the Company’s closing stock price on the grant date.

In 2015, the Company granted 0.1 million service-based RSUs with a fair value of $7.9 million from the Omnibus Plan.  The estimated fair value of these RSUs is being expensed ratably over the three-year vesting period.  The Company recognized $1.0 million of expense related to these RSUs in 2015.

On March 18, 2016, the Company granted approximately 0.1 million RSUs with a fair value of $5.0 million from the Omnibus Plan to the President of the Company, contingent on the Company meeting certain performance targets for the period beginning January 31, 2016 and ending on February 2, 2019 and the grantee completing a five-year service requirement.  The fair value of these RSUs will be expensed ratably over the five-year vesting period.  The fair value of these RSUs was determined using the Company’s closing stock price on the date of the grant.

The following table summarizes the status of RSUs as of January 30, 2016, and changes during the year then ended:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 31, 2015	1,583,280	$48.48
Outstanding Family Dollar RSUs converted in connection with the Acquisition	132,896	80.08
Granted	648,211	80.67
Vested	(727,518)	50.61
Forfeited	(67,448)	69.10
Nonvested at January 30, 2016	1,569,421	$63.24

In connection with the vesting of RSUs in 2015, 2014 and 2013, certain employees elected to receive shares net of minimum statutory tax withholding amounts which totaled $21.6 million, $15.8 million and $18.6 million, respectively.  The total fair value of the restricted shares vested during the years ended January 30, 2016, January 31, 2015 and February 1, 2014 was $36.8 million, $31.8 million and $29.7 million, respectively.

Stock Options

Stock options granted under the Omnibus Plan in 2015, 2014 and 2013 were to directors under the Director Deferred Compensation Plan, vest immediately and are expensed on the grant date.

In connection with the Acquisition, options to purchase Family Dollar common stock (“Family Dollar Options”) that were outstanding prior to the Acquisition were converted into options to purchase, on the same substantive terms and conditions as were applicable to Family Dollar Options, a number of shares of common stock of the Company determined by multiplying the number of shares of Family Dollar common stock subject to such Family Dollar Options by 1.0000 (the “Award Exchange

Ratio”), at an exercise price per share equal to the per share exercise price for the shares of Family Dollar common stock otherwise purchasable pursuant to the Family Dollar Options divided by the Award Exchange Ratio.  The Company converted approximately 1.5 million Family Dollar Options into options to purchase Dollar Tree common stock or into unvested options to purchase Dollar Tree common stock and recognized $6.2 million of expense related to these options in 2015.  Stock options are valued using the Black-Scholes option-pricing model and compensation expense is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period.

The fair value of each option grant was estimated on the Acquisition date using the Black-Scholes option-pricing model.  The expected term of the awards granted is based on an analysis of historical and expected future exercise behavior.  Expected volatility is derived from an analysis of the historical volatility of the Company’s publicly traded stock.  The risk free rate is based on the U.S. Treasury rates on the Acquisition date with maturity dates approximating the expected life of the option on the Acquisition date.  The weighted average assumptions used in the Black-Scholes option pricing model for converted awards in 2015 are as follows.

Fiscal 2015
Expected term in years	2.03
Expected volatility	20.77%
Annual dividend yield	—%
Risk free interest rate	0.60%
Weighted-average fair value of options granted during the period	$23.15

Amounts for options granted in 2015, 2014 and 2013 are immaterial.

The following tables summarize information about options outstanding at January 30, 2016 and changes during the year then ended.

Stock Option Activity

	January 30, 2016
		Weighted
		Average	Weighted	Aggregate
		Per Share	Average	Intrinsic
		Exercise	Remaining	Value (in
	Shares	Price	Term	millions)
Outstanding, beginning of period	491,233	$15.29
Outstanding Family Dollar options converted in connection with the Acquisition	1,437,530	67.87
Granted	9,158	76.10
Exercised	(298,114)	29.39
Forfeited	(89,808)	72.12
Outstanding, end of period	1,549,999	$58.41	2.0	$35.5
Options vested at January 30, 2016	1,036,765	$51.50	1.7	$30.9
Options exercisable at end of period	1,036,765	$51.50	1.7	$30.9

		Options Outstanding		Options Exercisable
	Options			Options
Range of	Outstanding	Weighted Avg.	Weighted Avg.	Exercisable	Weighted Avg.
Exercise	at January 30,	Remaining	Exercise	at January 30,	Exercise
Prices	2016	Contractual Life	Price	2016	Price

$8.64 to $13.90	205,519	1.8	$10.72	205,519	$10.72
$13.91 to $48.30	75,908	4.9	26.02	75,908	26.02
$48.31 to $58.97	213,104	2.7	52.06	206,436	51.89
$58.98 to $68.92	679,606	1.3	68.27	432,344	68.38
$68.93 to $81.30	375,862	2.7	76.80	116,558	76.64
$8.64 to $81.30	1,549,999	2.0	$58.41	1,036,765	$51.50

The intrinsic value of options exercised during 2015, 2014 and 2013 was approximately $13.2 million, $3.7 million and $5.6 million, respectively.

Employee Stock Purchase Plan

Under the Dollar Tree, Inc. Employee Stock Purchase Plan (ESPP), the Company is authorized to issue up to 8,707,692 shares of Common Stock to eligible employees.  Under the terms of the ESPP, employees can choose to have up to 10% of their annual base earnings withheld to purchase the Company’s common stock.  The purchase price of the stock is 85% of the lower of the price at the beginning or the end of the quarterly offering period.  Under the ESPP, the Company has sold 4,871,632 shares as of January 30, 2016.

The fair value of the employees’ purchase rights is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Expected term	3 months	3 months	3 months
Expected volatility	13.2%	8.8%	11.6%
Annual dividend yield	—%	—%	—%
Risk free interest rate	0.2%	—%	—%

The weighted average per share fair value of purchase rights granted in 2015, 2014 and 2013 was $11.65, $8.17 and $8.26, respectively.  Total expense recognized for these purchase rights was $1.0 million, $0.8 million and $1.0 million in 2015, 2014 and 2013, respectively.

NOTE 11 — SEGMENT REPORTING

The Company operates a chain of more than 13,800 discount retail stores in 48 states and five Canadian provinces.  The Company’s operations are conducted in two reporting business segments:  Dollar Tree and Family Dollar.  The Company defines its segments as those operations whose results its chief operating decision maker (“CODM”) regularly reviews to analyze performance and allocate resources.  The results of operations of Family Dollar are included in the Company’s results of operations beginning on July 6, 2015.

The Dollar Tree segment is the leading operator of discount variety stores offering merchandise at the fixed price of $1.00.  The Dollar Tree segment includes the Company’s operations under the “Dollar Tree,” “Dollar Tree Canada,” “Deals” and “Dollar Tree Deals” brands, ten distribution centers in the United States, two distribution centers in Canada and a Store Support Center in Chesapeake, Virginia.

The Family Dollar segment operates a chain of general merchandise discount retail stores providing consumers with a selection of competitively priced merchandise in convenient neighborhood stores.  The Family Dollar segment consists of the Company’s operations under the “Family Dollar” brand, eleven distribution centers and a Store Support Center in Matthews, North Carolina.

The Company measures the results of its segments using, among other measures, each segment’s net sales, gross profit and operating income (loss).  The Company may revise the measurement of each segment’s operating income (loss), including the allocation of distribution center and Store Support Center costs, as determined by the information regularly reviewed by the CODM.  When the measurement of a segment changes, previous period amounts and balances are reclassified to be comparable to the current period’s presentation.

Net sales by segment are as follows:

	Year Ended
	January 30,	January 31,	February 1,
(in millions)	2016	2015	2014
Net sales:
Dollar Tree	$9,336.4	$8,602.2	$7,840.3
Family Dollar	6,162.0	—	—
Total net sales	$15,498.4	$8,602.2	$7,840.3

Gross profit by segment is as follows:

	Year Ended
	January 30,	January 31,	February 1,
(in millions)	2016	2015	2014
Gross profit:
Dollar Tree	$3,249.3	$3,034.0	$2,789.8
Family Dollar	1,407.4	—	—
Total gross profit	$4,656.7	$3,034.0	$2,789.8

Depreciation and amortization expense by segment is as follows:

	Year Ended
	January 30,	January 31,	February 1,
(in millions)	2016	2015	2014
Depreciation and amortization expense:
Dollar Tree	$223.4	$206.0	$190.7
Family Dollar	264.3	—	—
Total depreciation and amortization expense	$487.7	$206.0	$190.7

Operating income (loss) by segment is as follows:

	Year Ended
	January 30,	January 31,	February 1,
(in millions)	2016	2015	2014
Operating income (loss):
Dollar Tree	$1,080.5	$1,040.2	$970.3
Family Dollar	(30.8)	—	—
Total operating income	$1,049.7	$1,040.2	$970.3

Total assets by segment are as follows:

	As of
	January 30,	January 31,
(in millions)	2016	2015
Total assets:
Dollar Tree	$3,472.0	$3,492.7
Family Dollar	12,429.2	—
Total assets	$15,901.2	$3,492.7

Total goodwill by segment is as follows:

	As of
	January 30,	January 31,
(in millions)	2016	2015
Total goodwill:
Dollar Tree	$283.6	$164.6
Family Dollar	4,738.1	—
Total goodwill	$5,021.7	$164.6

Goodwill is reassigned between segments when stores are rebannered between segments.  During 2015, the Company reassigned $121.8 million of Goodwill from Family Dollar to Dollar Tree as a result of rebannering.

NOTE 12 - QUARTERLY FINANCIAL INFORMATION (Unaudited)

The following table sets forth certain items from the Company’s unaudited consolidated income statements for each quarter of fiscal year 2015 and 2014.  The unaudited information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this report and includes all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial data shown.  On July 6, 2015, the Company acquired Family Dollar and the results of operations of Family Dollar are included beginning on that date.  The operating results for any quarter are not necessarily indicative of results for a full year or for any future period.

(dollars in millions, except diluted net income per share data)	First Quarter (1)	Second Quarter (4)	Third Quarter	Fourth Quarter
Fiscal 2015:
Net sales	$2,176.7	$3,011.2	$4,945.2	$5,365.3
Gross profit	$748.9	$855.2	$1,400.0	$1,652.6
Operating income (2)	$232.8	$123.4	$223.7	$469.7
Net income (loss) (3)	$69.5	$(98.0)	$81.9	$229.0
Diluted net income (loss) per share (3)	$0.34	$(0.46)	$0.35	$0.97
Stores open at end of quarter	5,454	13,864	14,038	13,851
Comparable store net sales change	3.1%	2.4%	1.7%	1.3%
Fiscal 2014:
Net sales	$2,000.3	$2,031.1	$2,095.2	$2,475.6
Gross profit	$696.6	$694.1	$725.3	$918.1
Operating income (2)	$231.9	$205.0	$219.7	$383.6
Net income (3)	$138.3	$121.5	$133.0	$206.6
Diluted net income per share (3)	$0.67	$0.59	$0.64	$1.00
Stores open at end of quarter	5,080	5,166	5,282	5,367
Comparable store net sales change	1.9%	4.4%	5.9%	5.5%

(1) Easter was observed on April 5, 2015 and April 20, 2014.

(2) In the first, second and third quarters of 2015, the Company incurred $10.4 million, $17.7 million and $11.8 million, respectively, in selling, general and administrative expenses related to the Acquisition.  In the second, third and fourth quarters of 2014, the Company incurred $7.5 million, $14.3 million and $6.7 million, respectively, related to the Acquisition.

(3) In the first, second and third quarters of 2015, net income (loss) and diluted net income (loss) per share were reduced by the costs related to the Acquisition noted in (2) above and interest expense related to the debt issued and retired in connection with the Acquisition, each of which was tax-effected, in the amounts of $76.8 million and $0.37 per share; $151.5 million and $0.70 per share; and $7.3 million and $0.03 per share, respectively.  In the second, third and fourth quarters of 2014,  net income and diluted net income per share were reduced by the costs related to the Acquisition noted in (2) above and interest expense related to the debt issued and retired in connection with the Acquisition, each of which was tax-effected, in the amounts of $4.6 million and $0.02 per share; $9.4 million and $0.05 per share; and $32.4 million or $0.16 per share, respectively.

(4) In addition to the costs noted in (2) and (3) above, gross profit in the second quarter of 2015 was reduced by $60.0 million of markdown expense related to sku rationalization and planned liquidations and $11.1 million related to the amortization of the stepped-up inventory sold in the quarter.

NOTE 13 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As discussed in Note 6, the Acquisition Notes are guaranteed jointly and severally by all of the U.S. subsidiaries, including Family Dollar and certain of its subsidiaries (collectively, the “Guarantors”). Such guarantees are full and unconditional.  All of the subsidiaries, guarantor and non-guarantor are 100% owned by the parent. Supplemental condensed consolidating financial information of the Company, including such information for the Guarantors, is presented below. The information is presented in accordance with the requirements of Rule 3-10 under Regulation S-X of the SEC. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the guarantor or the non-guarantor subsidiaries operated as independent entities. Investments in subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantors are not provided as the condensed consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of the assets held by, and the operations of, the combined groups.

Condensed Consolidating Statements of Comprehensive Income

	Year ended January 30, 2016
		Guarantor	Non-Guarantor	Consolidation	Consolidated
(in millions)	Parent	Subsidiaries	Subsidiaries	Adjustments	Company
Net sales	$—	$15,312.2	$737.6	$(551.4)	$15,498.4
Cost of sales	—	10,715.6	664.1	(538.0)	10,841.7
Gross profit	—	4,596.6	73.5	(13.4)	4,656.7
Selling, general and administrative expenses	48.4	3,505.5	62.5	(9.4)	3,607.0
Operating (loss) income	(48.4)	1,091.1	11.0	(4.0)	1,049.7
Interest expense (income), net	464.4	139.1	(4.1)	—	599.4
Other (income) expense, net	4.0	(0.2)	2.3	(4.0)	2.1
Income (loss) before income taxes	(516.8)	952.2	12.8	—	448.2
Provision for income taxes	(213.3)	361.6	17.5	—	165.8
Equity in earnings of subsidiaries	(585.9)	(31.1)	—	617.0	—
Net income (loss)	282.4	621.7	(4.7)	(617.0)	282.4
Other comprehensive loss	—	—	(9.0)	—	(9.0)
Comprehensive income	$282.4	$621.7	$(13.7)	$(617.0)	$273.4

Condensed Consolidating Statements of Comprehensive Income (Continued)

	Year ended January 31, 2015
		Guarantor	Non-Guarantor	Consolidation	Consolidated
(in millions)	Parent	Subsidiaries	Subsidiaries	Adjustments	Company
Net sales	$—	$8,420.3	$184.0	$(2.1)	$8,602.2
Cost of sales	—	5,427.7	142.6	(2.1)	5,568.2
Gross profit	—	2,992.6	41.4	—	3,034.0
Selling, general and administrative expenses	33.7	1,904.0	58.3	(2.2)	1,993.8
Operating (loss) income	(33.7)	1,088.6	(16.9)	2.2	1,040.2
Interest expense (income), net	35.7	44.5	(0.1)	—	80.1
Other (income) expense, net	(2.1)	5.5	0.4	2.1	5.9
Income (loss) before income taxes	(67.3)	1,038.6	(17.2)	0.1	954.2
Provision for income taxes	(27.4)	387.2	(4.8)	—	355.0
Equity in earnings of subsidiaries	(639.1)	—	—	639.1	—
Net income (loss)	599.2	651.4	(12.4)	(639.0)	599.2
Other comprehensive loss	—	—	(17.2)	—	(17.2)
Comprehensive income	$599.2	$651.4	$(29.6)	$(639.0)	$582.0

	Year ended February 1, 2014
		Guarantor	Non-Guarantor	Consolidation	Consolidated
(in millions)	Parent	Subsidiaries	Subsidiaries	Adjustments	Company
Net sales	$—	$7,676.0	$167.2	$(2.9)	$7,840.3
Cost of sales	—	4,927.2	126.2	(2.9)	5,050.5
Gross profit	—	2,748.8	41.0	—	2,789.8
Selling, general and administrative expenses	4.7	1,761.2	55.9	(2.3)	1,819.5
Operating (loss) income	(4.7)	987.6	(14.9)	2.3	970.3
Interest (income) expense, net	(1.6)	17.2	(0.2)	—	15.4
Other (income) expense, net	(2.3)	0.4	0.2	2.3	0.6
Income (loss) before income taxes	(0.8)	970.0	(14.9)	—	954.3
Provision for income taxes	(1.2)	363.0	(4.2)	—	357.6
Equity in earnings of subsidiaries	(596.3)	—	—	596.3	—
Net income (loss)	596.7	607.0	(10.7)	(596.3)	596.7
Other comprehensive loss	—	—	(15.4)	—	(15.4)
Comprehensive income	$596.7	$607.0	$(26.1)	$(596.3)	$581.3

Condensed Consolidated Balance Sheets

	January 30, 2016
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$636.9	$116.5	$(17.3)	$736.1
Short-term investments	—	—	4.0	—	4.0
Merchandise inventories, net	—	2,850.0	51.4	(15.9)	2,885.5
Due from intercompany, net	262.2	548.3	186.4	(996.9)	—
Other current assets	1.0	308.7	0.6	—	310.3
Total current assets	263.2	4,343.9	358.9	(1,030.1)	3,935.9
Property, plant and equipment, net	—	3,089.5	36.0	—	3,125.5
Assets available for sale	—	12.1	—	—	12.1
Goodwill	—	4,993.2	28.5	—	5,021.7
Deferred tax assets, net	0.5	—	9.6	(10.1)	—
Favorable lease rights, net	—	569.4	—	—	569.4
Tradename	—	3,100.0	—	—	3,100.0
Other intangible assets, net	—	5.5	0.3	—	5.8
Investment in subsidiaries	8,403.9	74.4	—	(8,478.3)	—
Intercompany note receivable	1,526.4	—	188.8	(1,715.2)	—
Due from intercompany, net	1,930.3	—	—	(1,930.3)	—
Other assets	—	130.6	4.6	(4.4)	130.8
Total assets	$12,124.3	$16,318.6	$626.7	$(13,168.4)	$15,901.2
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$108.0	$—	$—	$—	$108.0
Accounts payable	17.5	1,136.3	131.2	(33.1)	1,251.9
Due to intercompany, net	582.5	369.2	45.2	(996.9)	—
Other current liabilities	84.9	433.5	204.2	—	722.6
Income taxes payable	3.8	1.9	7.2	—	12.9
Total current liabilities	796.7	1,940.9	387.8	(1,030.0)	2,095.4
Long-term debt, net, excluding current portion	6,920.7	317.7	—	—	7,238.4
Unfavorable lease rights, net	—	149.3	—	—	149.3
Deferred tax liabilities, net	—	1,596.7	—	(10.1)	1,586.6
Due to intercompany, net	—	1,930.3	—	(1,930.3)	—
Intercompany note payable	—	1,715.2	—	(1,715.2)	—
Other liabilities	—	421.0	8.0	(4.4)	424.6
Total liabilities	7,714.4	8,071.1	395.8	(4,690.0)	11,494.3
Shareholders’ equity	4,406.9	8,247.5	230.9	(8,478.4)	4,406.9
Total liabilities and equity	$12,124.3	$16,318.6	$626.7	$(13,168.4)	$15,901.2

Condensed Consolidated Balance Sheets (Continued)

	January 31, 2015
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$193.5	$664.3	$6.3	$—	$864.1
Merchandise inventories, net	—	997.2	38.5	—	1,035.7
Current deferred tax assets, net	3.1	25.1	0.1	—	28.3
Due from intercompany, net	38.6	0.6	—	(39.2)	—
Other current assets	0.2	63.9	3.6	(1.2)	66.5
Total current assets	235.4	1,751.1	48.5	(40.4)	1,994.6
Property, plant and equipment, net	—	1,168.8	41.7	—	1,210.5
Goodwill	—	133.3	31.3	—	164.6
Deferred tax assets, net	0.7	14.7	15.1	0.1	30.6
Favorable lease rights, net	—	0.3	—	—	0.3
Other intangible assets, net	—	0.2	1.0	—	1.2
Investment in subsidiaries	1,214.5	—	—	(1,214.5)	—
Intercompany note receivable	416.8	—	—	(416.8)	—
Other assets	—	90.7	0.2	—	90.9
Total assets	$1,867.4	$3,159.1	$137.8	$(1,671.6)	$3,492.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$0.1	$423.8	$10.8	$(1.1)	$433.6
Due to intercompany, net	0.6	38.6	—	(39.2)	—
Other current liabilities	112.0	269.1	4.2	—	385.3
Income taxes payable	39.8	2.9	—	—	42.7
Total current liabilities	152.5	734.4	15.0	(40.3)	861.6
Long-term debt, net, excluding current portion	(70.2)	752.9	—	—	682.7
Intercompany note payable	—	416.8	—	(416.8)	—
Other liabilities	—	155.0	8.3	0.1	163.4
Total liabilities	82.3	2,059.1	23.3	(457.0)	1,707.7
Shareholders’ equity	1,785.1	1,100.0	114.5	(1,214.6)	1,785.0
Total liabilities and equity	$1,867.4	$3,159.1	$137.8	$(1,671.6)	$3,492.7

Condensed Consolidating Statements of Cash Flows

	Year ended January 30, 2016
(in millions)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Company
Net cash provided by (used in) operating activities	$743.5	$720.8	$(19.4)	$(664.0)	$780.9
Cash flows from investing activities:
Capital expenditures	—	(475.7)	(4.8)	—	(480.5)
Acquisition of Family Dollar, net of cash acquired	(6,833.0)	207.3	98.0	—	(6,527.7)
Other	—	(7.5)	37.3	—	29.8
Net cash provided by (used in) investing activities	(6,833.0)	(275.9)	130.5	—	(6,978.4)
Cash flows from financing activities:
Proceeds from long-term debt, net of discount	12,130.2	—	—	—	12,130.2
Net intercompany note activity	(1,109.6)	1,109.6	—	—	—
Principal payments for long-term debt	(4,991.5)	(935.2)	—	—	(5,926.7)
Dividends paid	—	(646.7)	—	646.7	—
Debt issuance costs	(159.8)	—	—	—	(159.8)
Other	26.7	—	—	—	26.7
Net cash provided by (used in) financing activities	5,896.0	(472.3)	—	646.7	6,070.4
Effect of exchange rate changes on cash and cash equivalents	—	—	(0.9)	—	(0.9)
Net (decrease) increase in cash and cash equivalents	(193.5)	(27.4)	110.2	(17.3)	(128.0)
Cash and cash equivalents at beginning of period	193.5	664.3	6.3	—	864.1
Cash and cash equivalents at end of period	$—	$636.9	$116.5	$(17.3)	$736.1

Condensed Consolidating Statements of Cash Flows (Continued)

	Year ended January 31, 2015
(in millions)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Company
Net cash provided by (used in) operating activities	$23.9	$911.9	$(11.5)	$2.5	$926.8
Cash flows from investing activities:
Capital expenditures	—	(312.2)	(13.4)	—	(325.6)
Other	—	10.6	—	—	10.6
Net cash used in investing activities	—	(301.6)	(13.4)	—	(315.0)
Cash flows from financing activities:
Debt issuance costs	(11.8)	—	—	—	(11.8)
Net intercompany note activity	8.2	(8.2)	—	—	—
Principal payments for long-term debt	—	(12.8)	—	—	(12.8)
Other	10.0	2.5	—	(2.5)	10.0
Net cash provided by (used in) financing activities	6.4	(18.5)	—	(2.5)	(14.6)
Effect of exchange rate changes on cash and cash equivalents	—	—	(0.8)	—	(0.8)
Net (decrease) increase in cash and cash equivalents	30.3	591.8	(25.7)	—	596.4
Cash and cash equivalents at beginning of period	163.2	72.5	32.0	—	267.7
Cash and cash equivalents at end of period	$193.5	$664.3	$6.3	$—	$864.1

Condensed Consolidating Statements of Cash Flows (Continued)

	Year ended February 1, 2014
(in millions)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Company
Net cash provided by (used in) operating activities	$1,055.8	$746.0	$(9.4)	$(998.3)	$794.1
Cash flows from investing activities:
Capital expenditures	—	(308.5)	(21.6)	—	(330.1)
Other	—	5.4	(0.4)	0.1	5.1
Net cash used in investing activities	—	(303.1)	(22.0)	0.1	(325.0)
Cash flows from financing activities:
Payments for share repurchases	(1,112.1)	—	—	—	(1,112.1)
Dividends paid	—	(998.2)	—	998.2	—
Proceeds from long-term debt, net of discount	—	770.0	—	—	770.0
Net intercompany note activity	(57.6)	57.6	—	—	—
Contribution (to) from affiliates	(43.7)	—	43.7	—	—
Principal payments for long-term debt	—	(271.5)	—	—	(271.5)
Other	15.8	—	—	—	15.8
Net cash provided by (used in) financing activities	(1,197.6)	(442.1)	43.7	998.2	(597.8)
Effect of exchange rate changes on cash and cash equivalents	—	—	(3.5)	—	(3.5)
Net (decrease) increase in cash and cash equivalents	(141.8)	0.8	8.8	—	(132.2)
Cash and cash equivalents at beginning of period	305.0	71.7	23.2	—	399.9
Cash and cash equivalents at end of period	$163.2	$72.5	$32.0	$—	$267.7